EXHIBIT 99.1

Imagis Appoints Two to Board of Directors
Mr. Clyde Farnsworth to be Head of Audit Committee and Mr. Keith Kretschmer to be Head of Compensation Committee

VANCOUVER, CANADA, March 4, 2004 - Imagis Technologies Inc. ("Imagis") (OTCBB:IMTIF; TSX-V:WSI; DE:IGYA) announced today the appointments of Mssrs. Clyde Farnsworth and Keith Kretschmer to the Company's Board of Directors. Mr. Farnsworth, who served as a Director of the US Federal Reserve System from 1981 to 1999, will be the Head of the Company's Audit Committee. Mr. Kretschmer, the former Managing Director of Oppenheimer Capital, will be the Head of the Company's Compensation Committee.

"We are very pleased to welcome Mr. Farnsworth and Mr. Kretschmer to the Company's Board," says Oliver 'Buck' Revell, Chairman, Imagis Technologies Inc., and the former associate deputy director of the FBI. "Their respective experience and knowledge will help the Board steer the company forward in the months and years to come."

Mr. Farnsworth served as the Director of Reserve Bank of Operations and Payment Systems for the Board of Governors of the US Federal Reserve System prior to retirement in June 1999. As the Director, Mr. Farnsworth had responsibility for operations of the twelve Federal Reserve banks on behalf of the Federal Reserve Board. During his term, he represented the Board of Governors on the Group of Ten Committees of the Bank for International Settlements; the Committee on Payment and Settlement Systems; the Group of Computer Experts; and the Security Experts. Mr. Farnsworth's duties also included automation and communication planning, financial planning, financial control, and budgeting for the Reserve Banks. Prior to joining the Federal Reserve Board, he served as an officer and economist at the Federal Reserve Bank of Richmond, VA. Prior to this, he held teaching positions at the University of Richmond, VA and at Virginia Commonwealth University. He also was a professor of economics at Virginia Tech. Mr. Farnsworth holds a Bachelors of Arts degree in mathematics, a Masters of Science degree in finance, and a doctorate in economics.

Mr. Kretschmer retired following a thirty-year career in financial services and investments in 2001. Prior to retirement, Mr. Kretschmer served as the Managing Director of Oppenheimer & Co. from 1991 to 1992 and of Oppenheimer Capital from 1995 to 2001. Oppenheimer Capital is a leading global value-equity investment firm with more than $20 billion in assets under management. Prior to his involvement at Oppenheimer, Mr. Kretschmer was a General Partner of Bear Stearns and Co. (Los Angeles) and Senior Managing Director of Bear Stearns and Co. (Boston). Mr. Kretschmer served on the White House Advance Staff during the Ford and Nixon administrations and he has served as an officer and director with a number of charities. He is a graduate of Wentworth Military Academy, the University of Nebraska, and attended UCLA's Graduate School of Management.

In addition to the above two appointments, the Company has also appointed Mr. Chris Wiesinger to the role of Vice President, Business Development. Mr. Wiesinger joined Imagis in Feb 2003 and has been the firm's Vice President, Business Development (Acting) since November 2003. Prior to joining Imagis, Mr. Wiesinger was a principal and co-founder of SigmaLogic Associates, providing business development and product management consulting services to a variety of firms in biometrics, law enforcement, and data sharing verticals. As Director of Strategic Partnerships for Touchless Sensor Technology AG (2000-2002), he was responsible for forging business relationships and opportunities for the sale of fingerprint sensors in North America and Europe. As an Account Executive for the EDS International Public Safety Group (1997-2000), Mr. Wiesinger provided sales leadership on consulting, system integration and functional outsourcing opportunities for corrections, emergency communications, and public safety command and control clients. He began his career with Syscon Justice Systems (1992-1997), where he was involved in all aspects of the software product development lifecycle, and managed software development and client implementation projects in the United States and Australia. Mr. Wiesinger holds both a Bachelor of Arts degree and a Master of Arts of degree from the University of British Columbia.

Imagis has granted a total of 150,000 options to the afore-mentioned appointees at an exercise price of $0.66 with an expiry date of March 4, 2007. One third of these options will vest immediately, one third will vest after one year from the date of grant, and the final third will vest two years after the date of grant.

About Imagis Technologies Inc.
Imagis develops and markets software that simplifies, accelerates, and economizes the process of connecting existing, disparate databases, enhanced as appropriate with biometric recognition technology. This software provides a paradigm-shifting approach to the decades-old problem of system interoperability and data integration. Additionally, it enables information owners to share data securely with external stakeholders and software systems using any combination of text or imagery, including any facial photo or mug shot. For information about Imagis or the company's products and services, please refer to www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

"Oliver Revell"
Chairman, Imagis Technologies Inc.

Media and Investor Inquiries:

John Lyotier - Manager, Marketing & Communications
Imagis Technologies Inc.
Phone: +1-604-684-2449 Ext. 228
E-mail: info@imagistechnologies.com

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Forward Looking Statements: This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.'s Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.